Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

BNP Paribas

16, boulevard des Italiens

75009 Paris

France

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London E4A 4AU

United Kingdom